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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in this Pre-effective Amendment No. 3 to the registration statement on Form S-2 (SEC File No. 333-09011) of our report dated December 8, 1995, on our audit of the balance sheets of AccuMed International Limited as of December 31, 1994, April 30, 1994 and 1993, and
related statements of operations and cashflows for the eight months ended December 31, 1994, and the years ended April 30, 1994 and 1993, appearing in the registration statement on Form S-4 (SEC File No. 33-99680) of Alamar Biosciences, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as incorporated by reference in the current Report on Form 8-K dated December 29, 1995.


/s/ COOPERS & LYBRAND


Croydon
United Kingdom
September 30, 1996